Exhibit 10.55

In-Flight Entertainment Equipment Purchase Agreement

This agreement is entered into between:

Aircom Telecom LLC. (Hereinafter referred as the “Buyer”); and

Yuanjiu Inc. (Hereinafter referred as the “Seller”).

Whereas the Buyer wish to purchase In-Flight Entertainment equipment, the “Product”, from the Seller, the terms and conditions of the agreement are as following:

Article 1: Subject

The name and model of the Product purchased by the buyer are addressed in the appendix.

Article 2: Price

(1)	The price (including business tax) is specified in the Appendix. The Seller can notify the Buyer in writing to adjust the price of the Product at any time, but it shall not affect the order placed by the Buyer and accepted by the Seller before the price adjustment.

(2)	The Seller shall issue an invoice to the Buyer once the Seller accepts the order. The Buyer shall pay the Seller at the time listed in the table below. Unless otherwise agreed in writing by both parties, the payment shall be paid in USD. If there is a dispute over the payment, the Buyer should list the controversial in writing and notify the Seller at least ten days before the payment date listed in the table below so that both parties could negotiate it. Except for the disputed payment, all payments shall be paid according to the table below:

Invoice (%)	Payment schedule
10%	Confirmation date of the purchase
10%	Sample delivery for function verification and test installation.
70%	When 100 sets of the Product are ready for shipping.
10%	When 100 sets of equipment are inspected and accepted.

(3)	Except for the disputed payment, if the Buyer delay the payment, interest shall be calculated at 5% interest rate per annum.

(4)	The price of the subject does not include any taxes. Buyer shall be responsible for any custom duties, delivery fees and insurance fees. Seller shall bears its own business tax.

Article 3: Contract Bond

The Buyer shall issue a promissory note in the amount equals to 40% of the total purchase price of the Product to the Seller as contract bond.

Article 4: Order and Product Management

(1)	Purchase order: the Buyer shall place the order in writing to the Seller. When the Buyer place the order, it means that the Buyer is willing to purchase the Product from the Seller under the terms and conditions addressed in this agreement and shall have the obligation to purchase the specified number of the Product set forth in the purchase order. Any change to the terms and conditions of this agreement in the purchase order are invalid. Any purchase order issued by the Seller shall be deemed a part of this agreement.

(2)	Place the order: the Buyer shall place the order 24 months before the expected delivery date, the purchase price shall be the same as the price set forth in the appendix.

(3)	Minimum order quantity: the Buyer shall place an order within 30 days after the effective date of this agreement, the order shall meet the Minimum order quantity（Hereinafter referred as “MOQ”）.

Product name	MOQ
Donica AirCinema Cube	100 sets

Article5：Delivery and Inspection

(1)	The Seller shall use the standard packaging and delivery method and ship the Product to the place designated by the Buyer.

(2)	The ownership of products shall belong to the Buyer once the full payment is paid by the Buyer; when the Seller handed the Product to the logistic, the Product damaged risk will be transferred to the Buyer.

(3)	The Buyer shall inspect the product within the 30 days after delivery. If the Buyer has not informed the Seller in writing for the defective products within the inspection period, it shall be deemed as the Buyer accept the Product.

(4)	If the Seller confirms the defective products, the Seller can choose to: (1) replace those products or (2) refund for the purchase price of the defective products to the Buyer.

(5)	Unless otherwise provided in this article, the Buyer cannot return the products to the Seller.

(6)	This Article is the sole and exclusive remedy to the defective products purchased by the Buyer, the Seller shall be responsible and have the obligation for all defective product covered in this article.

Article 6：Date of Delivery

It is agreed by both Parties, the delivery date the Seller announced is the estimated date, the Seller will try to deliver all products before the date requested by the Buyer.

Article 7：Confidentiality

Both Parties agreed that, starting April 9, 2020, the content addressed in this agreement is business confidential, neither party may reveal any information to a third Party. After the expiration or termination date of the agreement, the confidentiality shall remain valid.

Article 8：Termination

(1)	The term of this Agreement shall be 5 years from the effective date. Unless any Party notifies the other Party in writing one month before the agreement expires, this Agreement shall automatically be renewed for two (2) years.

(2)	If the Buyer fails to pay in accordance with Article 2 and fails to process the payment 30 days after receiving the written notice from the Seller, the Seller can terminate the agreement at any time and claim damage.

(3)	If the Seller violates the terms and conditions addressed in the agreement and the Seller fails to rectify the violations within 90 days after receiving the written notice from the Buyer, the Buyer can terminate the agreement at any time and claim damage.

(4)	If either party is in the situation of bankrupt, operation stoppage or shut down for over 2 weeks, the other Party can terminate the agreement at any time in writing and claim damage.

(5)	If one of the parties fails to fulfill the agreement due to force majeure for over two weeks, the other party can terminate the agreement in writing at any time.

Article 9: The Effect of Termination the Agreement

Upon the termination of the agreement, the Seller shall issue the final invoice to the Buyer, the amount of the invoice shall include all the unpaid Product and all the expense incurred on and before the effective date of the termination. The Buyer shall pay the amount in accordance with terms under Article 2.

Article 10: Product Guarantee

(1)	The Buyer guarantees the Product shall meet all the quality requirements addressed in the appendix when the products are delivered free from any defects in material, craftsmanship or design. Nor shall the deliver products contain any design or element that may destroy the Buyer’s hardware. The Seller shall use the Antivirus software to conduct a comprehensive detection/scanning process before the products are delivered.

(2)	For the products to be installed onboard of aircrafts, the Seller shall provide the mandatory Airworthiness certification documentation (the configuration or modification of each product shall be included in the certification documentation). Also, the latest version of product shall be installed on the flights in accordance with the airworthiness regulation of the importing country.

(3)	The aforementioned guarantee does not apply to the following:

(a)	When product is abused, misapplied, subject to negligence, accident, improper installation, improper storage, improper or handling, or used under abnormal environment condition or used in the way against the Seller’s product instruction.

(b)	Reset, modification or alteration not done by the Seller or a third Party not authorized by the Seller.

(c)	When the product is used together with a third-party products, hardware, or software which does not get the approval from the Seller.

Article 11：Warranty and Replacement

(1)	For material or manufacture defection, if the product is still within the warranty period, the Seller shall repair product within 90 days.

(2)	The Buyer shall notify the Seller in writing for the defection within 10 days after discovering the defective product. If the defective products are determined, after the inspection and testing by the supplier from the Seller, that the damages were not caused by human factor form the Seller, the Buyer shall pay for the repair or pay for the replacement.

(3)	If no defection has been found after the inspection and testing proceeded by the supplier from the Seller, the Buyer shall pay USD 600 as inspection fee for each product and responsible for the logistic expense.

(4)	Except for defective products that were not caused by the Seller, the Seller shall ship the replacing product to the destination designated by the Buyer and the Seller shall be responsible for all the expense and shall bear the logistic risk.

Article 12: Intellectual Property Rights

(1)	The Buyer agrees the following:

(a)	The Seller or any third party authorized by the Seller will retain all intellectual property right used in creating, reflecting, using the product or its related component.

(b)	The Buyer shall not be entitled to any Intellectual Property Rights in relating with the agreements.

(c)	If the Buyer obtains any Intellectual Property Rights in relating to the agreement, (including but not limited to trademark, derivative product, adaptation right, etc.), the rights shall be transferred irrevocably to the Seller or a third party authorized by the Seller.

(d)	The Buyer is subject to use the Intellectual Property Rights owned by the Seller under the Seller’s direction or this agreement.

(2)	The Seller guarantee that the Product delivered to the Seller will not cause infringement of patent rights, copyrights, or other rights of other third parties. If the Buyer face a lawsuit against other party for the infringement of patent rights, copyrights, or other rights of using the product provided by the Seller, the Buyer shall notify the Seller in writing and cooperate with the Seller in providing related information. The Seller shall be responsible for the settlement negotiations and defending for the Buyer. The Seller shall responsible for all the expense including the settlement fee and the compensation determined by court and reimburse the Buyer.

(3)	The Buyer shall return the Product to the Seller if the Product cannot be used due to the infringement of patent rights, copyrights or other rights of other third parties. The Seller shall pay the residual value, within 30 days, calculated based on the straight-line depreciation method according to the minimum legal useful life of the Product at the time of the agreement. The Seller shall remedy the Buyer for the damage.

(4)	The Buyer shall responsible for infringement of patent rights, copyrights, or other rights of other third parties due to the Buyer’s changing the structure of the Product, using the Product not under prescribed environment, or combining usage of the Product which is not provided by the Seller.

Article 13: Limited Compensation

Any claimed damage requested by either party is limited to the actual damage with the maximum damage up to the total purchase price of the Product.

Article 14：Transfer Restriction

Either party shall not transfer the right and obligation to any third party unless agreed by the other Party except for company merger and acquisition and restructuring.

Article 15：Agreement Modification

Any modification of the terms and conditions of this agreement shall be made in writing.

Article 16: Law and Jurisdiction

(1)	Both Party agreed that this agreement shall be governed and construed in accordance with the laws of the Republic of China.

(2)	If any dispute arose in relating to this agreement, both Parties agree that The Taipei District Court is the court of first instance.

Article 17: this agreement is made in duplicate. After signed by both sides, each Party hold one as an evidence.

--------------------------------------------------------- Signature Page ---------------------------------------------------------

Buyer: Aircom Telecom LLC.	/s/ Aircom Telecom LLC (Corporate Seal)

Representative: TSENG, JIAN-MING	/s/ Tseng, Jian-Ming (Personal Seal)

Tax number: 43941489

Address: No. 13, Ln. 120, Sec. 1, Neihu Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.)

Seller: Yuanjiu Inc.	/s/ Yuanjiu Inc. (Corporate Seal)

Representative: HSU, CHIH-MING	/s/ Hsu, Chih-Ming (Personal Seal)

Tax number: 84167600

Address: 4F, No. 118, Sec. 1, Neihu Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.)

Date Signed: 11th day of May, 2020

Appdendix

【Product Specification】

Donica WCube (Wireless Cube, P/N:800-A00-008) Specification

1. Hardware

Item	Specification	Remarks
Processer	Intel Core i7-4702HQ	Quad Core, up to 2.2GHz
Memory	16 GB DDR3	
Storage1	64 GB	Built-in m-SATA SSD for OS
Storage2	2 TB as default, actual configuration per PO	Removable SSD for content storage; Can support 1.6 TB, 2TB, 7.6TB, 16TB SSD
Ethernet	1 x 1000M	Optional for maintenance, RJ45 Port
USB	1 x USB2.0	Optional for maintenance
Hardware Control	Button x 3: 1, Power ON/OFF 2, 4G ON/OFF 3, Wi-Fi ON/OFF	For Manually: 1, System power control 2, 4G radio control 3, Wi-Fi radio control Note: Passenger Announcement control (optional) is soft button on crew's tablet
Indicator	1 x Power PED	Power on/off LED
Aircraft Interface	ADS-B	Embedded receiver antenna and module
Wi-Fi	Wi-Fi 6	IEEE 802.11 a/b/g/n/ac/ax Frequency: 802.11ax/ac/n/a： 5.725GHz-5.850GHz; 5.47 GHz~5.725GHz; 5.15 GHz ~5.35GHz 802.11ax/b/g/n: 2.4GHz-2.483GHz Max data rate: 5.95Gbps MU-MIMO

【Price】

During the effective period of this agreement, the MOQ is 100 sets, price is USD18,975 per set.